EXHIBIT 99.01

News Release

Contacts:
FormFactor, Inc.	Investor Relations
Ron C. Foster	Brooke Deterline
Chief Financial Officer	Annie Leschin
(925) 290-4024	(925) 290-4949
IR@FormFactor.com

FormFactor, Inc. Announces 2006 Fourth Quarter and Year-end Financial Results

Record revenue and profit in fourth quarter caps another record year in 2006 with 55% revenue growth

LIVERMORE, Calif. —  January 31, 2007— FormFactor, Inc. (Nasdaq: FORM) today announced its financial results for the fourth quarter and fiscal year 2006, ended December 30, 2006. Quarterly revenues were $98.7 million, up 2% from $96.8 million in the third quarter of fiscal 2006, and up 37% from $71.8 million in the fourth quarter of fiscal 2005. Revenues for the fiscal year ended December 30, 2006 were $369.2 million, up 55% from $237.5 million in fiscal year 2005.

Net income for the fourth quarter of fiscal 2006 was $18.9 million or $0.39 per share on a fully diluted basis, which included $4.6 million or $0.09 per share of incremental FAS 123 (R) stock option expense, net of tax. This compares to $15.8 million or $0.33 per share on a fully diluted basis for the third quarter of fiscal 2006, which included $3.9 million or $0.08 per share of incremental FAS 123 (R) stock option expense, net of tax. Net income for the fourth quarter of fiscal 2005 was $10.5 million or $0.25 per share on a fully diluted basis, which was prior to the adoption of FAS 123 (R).

Net income for fiscal year 2006 was $60.8 million or $1.29 per share on a fully diluted basis, which included $13.6 million, or $0.29 per share of incremental FAS 123 (R) stock option expense, net of tax, compared to $30.2 million or $0.73 per share on a fully diluted basis for fiscal year 2005.

 “We finished 2006 with another record quarter as revenue and profit reached historical highs. 2006 was an exceptional year for FormFactor, with 55% annual revenue growth, fueled by strong contributions to growth from our Memory and Logic businesses. At the same time, we expanded our product offerings in multiple markets,” said Igor Khandros, CEO of FormFactor. “We believe the market outlook for advanced probe cards remains strong as we enter 2007.”

The company has posted its revenue breakdown by region and market segment on the Investors section of its website at www.formfactor.com. FormFactor will conduct a conference call at 1:30 p.m. PST, or 4:30 p.m. EST, today. The public is invited to listen to a live web cast of FormFactor’s conference call on the Investors section of the company’s website at www.formfactor.com. An audio replay of the conference call will also be made available approximately two hours after the conclusion of the call. The audio replay will remain available until February 2, 2007 at 6:30 p.m. PST and can be accessed by dialing (888) 286-8010 or (617) 801-6888 and entering confirmation code 84401442.

About FormFactor:

Founded in 1993, FormFactor, Inc. (Nasdaq: FORM) is the leader in advanced wafer probe cards, which are used by semiconductor manufacturers to electrically test integrated circuits, or ICs. The company’s wafer sort, burn-in and device performance testing products move IC testing upstream from post-packaging to the wafer level, enabling semiconductor manufacturers to lower their overall production costs, improve yields, and bring next-generation devices to market. FormFactor is headquartered in Livermore, California with operations in Europe, Asia and North America. For more information, visit the company’s website at www.formfactor.com.

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FormFactor and MicroSpring are registered trademarks of FormFactor, Inc.  All other product, trademark, company or service names mentioned herein are the property of their respective owners.

Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the federal securities laws, including statements regarding business momentum, demand for our products and future growth. These forward-looking statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to: the demand for certain semiconductor devices; the rate at which semiconductor manufacturers implement manufacturing capability changes, make the transition to smaller nanometer technology nodes and implement tooling cycles; the company’s ability to add manufacturing capacity, ramp production volume and expand globally, including to execute on its global manufacturing roadmap; the company’s ability to develop and deliver innovative technologies, and to enforce its intellectual property rights; and the company’s ability to implement and execute processes and structures for increasing productivity and supporting growth. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward-looking statement is contained in the company’s Form 10-K for the fiscal period ended December 31, 2005 and the company’s Form 10-Q for the quarterly period ended September 30, 2006, filed with the Securities and Exchange Commission (“SEC”), and subsequent SEC filings. Copies of the company’s SEC filings are available at http://investors.formfactor.com/edgar.cfm. The company assumes no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements.

FORMFACTOR, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Fiscal Years Ended
	December 30, 2006	December 31, 2005	December 30, 2006	December 31, 2005

Revenues	$98,693	$71,819	$369,213	$237,495
Cost of revenues	47,536	36,618	178,235	130,102
Gross margin	51,157	35,201	190,978	107,393

Operating expenses:
Research and development	13,211	8,887	46,608	28,348
Selling, general and administrative	18,506	12,461	71,540	43,744
Total operating expenses	31,717	21,348	118,148	72,092
Operating income	19,440	13,853	72,830	35,301

Interest income	4,986	1,370	15,183	4,282
Other income (expense), net	159	(437)	204	(1,091)
	5,145	933	15,387	3,191

Income before income taxes	24,585	14,786	88,217	38,492
Provision for income taxes	5,665	4,306	27,429	8,310

Net income	$18,920	$10,480	$60,788	$30,182

Net income per share:
Basic	$0.40	$0.26	$1.35	$0.76

Diluted	$0.39	$0.25	$1.29	$0.73

Weighted-average number of shares used in per share calculations:

Basic	46,813	40,118	45,172	39,547

Diluted	48,701	41,859	47,193	41,590

FORMFACTOR, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	December 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$284,131	$31,217
Marketable securities	208,263	180,391
Accounts receivable, net	54,571	43,967
Inventories	24,778	18,404

Deferred tax assets	13,651	11,396
Prepaid expenses and other current assets	12,138	7,169
Total current assets	597,532	292,544

Restricted cash	2,250	2,250

Property and equipment, net	94,064	81,588

Deferred tax assets	5,814	4,518
Other assets	945	461
Total assets	$700,605	$381,361

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,273	$26,369
Accrued liabilities	28,334	20,467
Income tax payable	10,541	9,697
Deferred rent	447	313
Deferred revenue and customer advances	7,273	3,588
Total current liabilities	77,868	60,434

Deferred rent and other long term liabilities	5,125	3,138
Total liabilities	82,993	63,572

Stockholders’ equity:
Common stock, $0.001 par value	47	40
Additional paid in capital	504,709	268,291
Deferred stock-based compensation	—	(2,495)
Accumulated other comprehensive loss	(244)	(359)
Retained earnings	113,100	52,312
Total stockholders’ equity	617,612	317,789
Total liabilities and stockholders’ equity	$700,605	$381,361